Exhibit 10.12

Blue Ridge Paper Products Inc.

One West Pack Square, Suite #1100

July 16, 2001

Mr. Robert Shanahan

2871 Semoran Drive

Pensacola, Florida 32503

Dear Bob:

This letter sets forth our agreement on the terms and conditions of your employment by Blue Ridge Paper Products Inc. (the “Company”).

1.             Position.  The Company will employ you as Vice President-Manufacturing and Mill Management of the Canton Mill. In such capacity you will report to the General Manager of the Paper Division. You agree you shall devote your full business time and efforts to promote the interests of the Company.

2.             Term.  The term (the “Term”) of this letter agreement shall commence on August 1, 2001 (the “Effective Date”) and shall continue through and including the earlier of (i) the fifth anniversary of the Effective Date or (ii) the date on which this letter agreement is terminated pursuant to paragraphs 11, 12, 13 or 14 of this letter agreement.

3.             Duties.  You shall have such duties and responsibilities as are consistent with the role of Vice President-Manufacturing and Mill Management of the Canton Mill, and such other duties and responsibilities as the General Manager of the Paper Division may reasonably assign to you.

4.             Location.  You shall perform your services hereunder primarily at the Canton Mill in Canton, North Carolina but understand and agree that the Company may require you to travel away from such office as may reasonably be required to fulfill your duties hereunder.

5.             Salary.  The Company will pay you a base salary (“Salary”), payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law or elected by you in accordance with the Company’s benefit plans, at an annual rate of $180,000.

6.             Relocation.  The Company will provide to you a relocation package which is consistent with that of a current employee. You will have up to one year to relocate to North Carolina and the Company will provide interim housing until your permanent relocation.

7.             Bonus.  You will be eligible to receive a cash bonus payment (a “Bonus”) of up to 60% of your Salary in respect of each calendar year beginning or ending during the Term (pro rated for calendar years beginning, but not ending during the Term). For 24 months after your hire date, you will be guaranteed a bonus of not less than 30% of your annual Salary per twelve month period. Payouts of 7.5% of your annual Salary will be made after each three month period. Attainment of the full 60% will be dependent upon the Company’s determination of the achievement of certain performance criteria to be determined by the Company. If employment begins during a partial quarter, the bonus will be prorated based on actual days worked during that quarter.  A signing bonus of $30,000 will be paid to you within 30 days of the Effective Date.

8.             Employee Benefit Programs.  You will be entitled to participate during the Term in such pension, savings, life insurance, health, disability and major medical and dental insurance plans, and in such other employee benefit plans and programs, for the benefit of the employees of the Company, as may be maintained by the Company from time to time during the Term, each subject to the terms and provisions of such plans or programs (collectively, “Benefits”). In addition, the Company shall make annual contributions to your account under and in accordance with the terms of the Blue Ridge Paper Products Employee Stock Ownership Plan.

9.             Equity.  If there is an equity offering to Senior Management of the Company, you will be afforded the opportunity to participate in that offering as a member of the Senior Management. In addition, you will receive 2000 shares of common stock in the Company which will vest, subject to your continued employment with the Company, on the first anniversary of the Effective Date. Additional shares may be made available to you in the second and third years following the Effective Date, based on your performance, in the sole discretion of the Company.

10.           Vacation.  You will be entitled to five (5) weeks of paid vacation per annum during the Term in accordance with Company policy. Vacation scheduling will be on a mutually agreeable basis, in accordance with the Company’s reasonable business needs.

11.           Termination for Cause.  The Company may terminate your employment at any time for “Cause,” as defined below. If your employment is terminated by the Company for Cause, the Company will pay to you any Salary and other compensation earned but not paid to you prior to the date of such termination. Other than such payment, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement.

For purposes of this letter agreement, “Cause” shall mean: (i) the willful failure or refusal by you to perform your duties hereunder (other than any such failure or refusal resulting from your incapacity due to physical or mental illness); provided that the Company shall provide you with notice of such failure or refusal and you shall not have remedied such failure or refusal within fifteen days of receipt of notice thereof; (ii) the commission by you of any material act of dishonesty or breach of trust in connection with the performance of your duties hereunder; (iii) your being convicted of, or pleading guilty or no contest to, any felony or any lesser crime having as its predicate element fraud, dishonesty or misappropriation; or (iv) a termination due to a material breach of your obligations under paragraphs 15, 16, or 17 of this Agreement, in each case as determined in good faith by the Board. For purposes of clause (i), no failure or refusal on your part shall be deemed “willful” if done, or omitted to be done, by you in the reasonable belief that your failure or refusal was in the best interest of the Company.

12.           Termination Without Cause.  The Company may terminate your employment at any time without Cause. If your employment is terminated by the Company without Cause, the Company shall (i) pay to you a lump sum of $360,000; and (ii) provide to you benefits (other than participation in pension or other retirement plans or arrangements) substantially equivalent to the Benefits to which you are entitled on the date of such termination until two years from the date of your termination of employment; provided further that any obligations of the Company to you pursuant to this paragraph 12 shall terminate upon any matter constituting a material breach of your obligations under paragraphs 15, 16, or 17 becoming known to the Company subsequent to such termination. Except as set forth in this paragraph 12, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement.

13.           Termination With Good Reason.  You may voluntarily terminate your employment at any time with “Good Reason.” In the event of any such termination under this paragraph 13, the Company shall (i) pay to you a lump sum of $360,000; and (ii) provide to you benefits (other than participation in pension or other retirement plans or arrangements)substantially equivalent to the Benefits to which you are entitled on the date of such termination until two years from the date of your termination of employment; provided further that any obligations of the Company to you pursuant to this paragraph 13 shall terminate upon any matter constituting a material breach of your obligations under paragraphs 15, 16, or 17 becoming known to the Company subsequent to such termination. Except as set forth in this paragraph 13, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement.

For purposes of this letter agreement, “Good Reason” shall mean the Company, without your consent, (i) assigning to you duties inconsistent with your position, title, authority or duties which results in a substantial diminution of such position, title, authority or duties; provided that you shall provide the Company with notice of such diminution and the Company shall not have remedied such diminution within fifteen days of receipt of notice thereof; (ii) materially breaching this letter agreement, or (iii) sale of the company to a third party not acceptable to employee (employee would be required to give the company written notice 60 days after the effective date of the sale), or (iv) reduction in salary.

14.           Termination Without Good Reason; Death and Disability. You may voluntarily terminate your employment without “Good Reason” (as defined above) upon providing sixty (60) days written notice to the Company, or such shorter notice period as the Company may allow. If your employment is terminated pursuant to this paragraph 14, the Company will pay to you any Salary and other compensation earned but not paid to you prior to the date of such termination. Other than such payment upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement.

Your employment shall terminate automatically upon your death during the Term in which case your surviving spouse or estate shall be entitled to receive in a lump sum your Salary for one year and any Salary and other compensation earned, but not paid to you prior to your death. Your employment shall also terminate automatically upon your Disability, in which case you shall be entitled to receive in a lump sum, the same amount that your surviving spouse or estate is entitled to receive in the event of your death. For purposes of this letter agreement, “Disability” shall be deemed to occur if, as a result of your incapacity due to physical or mental illness, you (i) shall have been absent from the full-time performance of your duties with the Company for a period of six (6) consecutive months, the Company shall have given you a notice of termination for Disability and, within thirty (30) days after such notice of termination is given, you shall not have returned to the full-time performance of your duties or (ii) shall have been absent from the full time performance of your duties with the Company for 200 or more days in any 240 consecutive day period.

15.           Non-Solicitation.  During the term of your employment and during the Restrictive Period, you will not, either for your benefit or for the benefit of any other person or entity, directly or indirectly solicit any contractor or employee of the Company or its affiliates to terminate his or her employment or other relationship with the Company or its affiliates.

16.           Non-Disclosure of Confidential Information.  By signing this letter agreement and accepting this offer of employment, you recognize that the services to be performed by you as an employee of the Company are unique services, and that by reason of your employment you will have access to and acquire proprietary and other confidential information and trade secrets concerning operations, future plans and methods of doing business of the Company, its affiliates and their respective clients. Accordingly, you hereby covenant that you will not at any time during your employment by the Company or any time thereafter, other than as required by law or legal process, reveal or divulge to any person, firm, corporation or other business entity or use for your own personal or business purposes any trade secrets or confidential information or knowledge relating to the business or businesses of the Company, its affiliates or their respective clients including, without limiting the generality of the foregoing, any such information or knowledge pertaining to products, formulae or processes, and developments or improvements with respect thereto, inventions, discoveries, trademarks, patents, designs, sketches, manufacturing, packaging, merchandising, advertising, distribution and sales methods, sales and profits figures, budgeting materials, customer lists and relationships between the Company and any of its customers, suppliers, ultimate consumers or affiliates (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information that (i) is, or becomes through no breach of your obligations hereunder, generally known to the public; or (ii) becomes known to you from sources other than the Company or its affiliates under circumstances not involving any breach of an agreement to which any such source is a party or (iii) was known to you prior to the Effective Date.  As used in this letter agreement, the term “affiliate” means each corporation or other business entity at any time directly or indirectly controlling controlled by, or under common control with the Company, its successors or assigns. As of date hereof, the Company has no affiliates other than Parent and KPS Special Situations Fund, L.P. which, as of the date hereof, are not engaged in any activity which constitutes a Competing Business. As used in this letter agreement, the term “client” means any person, firm or corporation to whom more than a de minimus amount of goods, services or intellectual property are actively being supplied by the Company or an affiliate for compensation at the time your learn of such person’s, firm’s or corporation’s Confidential Information, or to whom the Company or an affiliate is at such time actively soliciting a business relationship to engage in such activities. You acknowledge that any materials or documents relating to the Company’s Confidential Information, in existence or developed in the future, including all copies thereof, are proprietary to the Company and shall, following the termination of your employment, regardless of the circumstances thereof or reasons therefor, remain the Company’s sole and exclusive property and that you shall immediately return all such materials and documents including any copies thereof to the Company upon any termination of your employment or upon any prior request.

17.           Customer and Supplier Solicitation.  During the term of your employment and during the Restrictive Period, you shall not divert, or attempt to divert any person, business or entity from doing business with the Company, nor will you attempt to induce any such person, business or entity to cease being a customer of or supplier to the Company.

18.           Remedy.  You hereby recognize and agree that the Company would not have an adequate remedy at law or in equity for the breach or threatened breach by you of any one or more of the covenants set forth in paragraphs  14, 15, and 16 and agree that, in addition to such other remedies as may be available to the Company, in law or in equity, the Company may obtain an injunction or restraining order, without the posting of any bond or security and without the proof of special damages, to enjoin you from the breach or threatened breach of such covenants. The restrictions set forth in paragraphs 14, 15, and 16 are considered by you and the Company to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it is too broad, it is the intention of you and the Company that such restriction shall be interpreted to be as broad as possible consistent with allowing its enforceability.

19.           Arbitration; Costs, Fees and Expenses.  Except for disputes with respect to paragraphs 15, 16, and 17 hereof, any dispute respecting the meaning and intent of this letter agreement or any of its terms and provisions shall be submitted to arbitration in Charlotte, North Carolina before a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. All costs, fees and expenses relating to any dispute arising out of this letter agreement or any of its terms and provisions, including the parties’ attorney’s fees, shall be borne by the party not prevailing in the resolution of such dispute.

20.           Survival of Obligations.  You agree that your obligations under paragraphs 15, 16, 17 and 19, and the Company agrees that its obligations under paragraphs 9, 10, 11, 12, 13, 14, and 19, will survive any termination of your employment.

21.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or by reputable commercial messenger service or by registered or certified mail, postage prepaid, return receipt requested, addressed to you at your then current address reflected in the Company’s personnel records, and to the Company at the address appearing on the top of the first page of this letter agreement and shall be deemed to have been received on the date of receipt if delivered personally or by reputable commercial messenger service or three business days after posting if by registered or certified mail.

22.           Conflicting Agreements.  By signing this letter agreement and accepting this offer of employment, you hereby represent and warrant to the Company that your accepting this offer and agreeing to the obligations and duties undertaken by you hereunder will not conflict with, violate or constitute a breach of or otherwise violate the terms of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment. You agree to indemnify the Company against all damages, loss and expenses which the Company may incur in connection with a breach of the foregoing representation and warranty.

23.           Entire Agreement.  This letter agreement and its Exhibits and Appendices contains the entire understanding and agreement between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and the Company with respect thereto.

24.           Amendment.  Following your execution of this letter agreement, no provision thereof may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer of the Company.

Our respective signatures below indicate our mutual assent to the terms of this letter agreement.

Very truly yours,

Blue Ridge Paper Products Inc.

By:	/s/ Richard Lozyniak
Name: Richard Lozyniak
Title: Chief Operating Officer

Agreed to and accepted:

Robert Shanahan